UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Rule 13d-101

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO § 240.13d-1(a) AND

AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2(a)*

Old Dominion Freight Line, Inc.

(Name of issuer)

Common Stock, $0.10 par value per share

(Title of class of securities)

679580100

(CUSIP number)

Joel B. McCarty, Jr.

c/o Old Dominion Freight Line, Inc.

500 Old Dominion Way

Thomasville, North Carolina 27360

(336) 889-5000

(Name, address and telephone number of person authorized to receive notices and communications)

August 30, 2010

(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100
1.	Names of reporting persons Earl E. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 2,091,437
	8.	Shared voting power 210,937
	9.	Sole dispositive power 2,091,437
	10.	Shared dispositive power 210,937
11.	Aggregate amount beneficially owned by each reporting person 2,302,374
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☒
13.	Percent of class represented by amount in Row (11) 4.1%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons David S. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 1,329,959
	8.	Shared voting power 1,259,206
	9.	Sole dispositive power 1,329,959
	10.	Shared dispositive power 1,259,206
11.	Aggregate amount beneficially owned by each reporting person 2,589,165
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 4.6%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Marilyn M. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 154,602
	9.	Sole dispositive power 0
	10.	Shared dispositive power 154,602
11.	Aggregate amount beneficially owned by each reporting person 154,602
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.3%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Kathryn L. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 154,602
	9.	Sole dispositive power 0
	10.	Shared dispositive power 154,602
11.	Aggregate amount beneficially owned by each reporting person 154,602
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.3%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Helen S. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 519,351
	9.	Sole dispositive power 0
	10.	Shared dispositive power 519,351
11.	Aggregate amount beneficially owned by each reporting person 519,351
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.9%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Audrey L. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 632,345
	8.	Shared voting power 2,249,386
	9.	Sole dispositive power 632,345
	10.	Shared dispositive power 2,249,386
11.	Aggregate amount beneficially owned by each reporting person 2,881,731
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 5.2%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Audrey L. Congdon Irrevocable Trust Number Two Dated May 28, 2004
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization North Carolina
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 47,083
	8.	Shared voting power 0
	9.	Sole dispositive power 47,083
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 47,083
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.1%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John B. Yowell
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 1,818,735
	9.	Sole dispositive power 0
	10.	Shared dispositive power 1,818,735
11.	Aggregate amount beneficially owned by each reporting person 1,818,735
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 3.3%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization North Carolina
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 154,602
	8.	Shared voting power 0
	9.	Sole dispositive power 154,602
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 154,602
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.3%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization North Carolina
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 154,602
	8.	Shared voting power 0
	9.	Sole dispositive power 154,602
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 154,602
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.3%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons Karen C. Pigman
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 944,555
	8.	Shared voting power 894,457
	9.	Sole dispositive power 944,555
	10.	Shared dispositive power 894,457
11.	Aggregate amount beneficially owned by each reporting person 1,839,012
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 3.3%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Melissa A. Penley
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 154,602
	9.	Sole dispositive power 0
	10.	Shared dispositive power 154,602
11.	Aggregate amount beneficially owned by each reporting person 154,602
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.3%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Matthew A. Penley
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 154,602
	9.	Sole dispositive power 0
	10.	Shared dispositive power 154,602
11.	Aggregate amount beneficially owned by each reporting person 154,602
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.3%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Mark A. Penley
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 154,602
	9.	Sole dispositive power 0
	10.	Shared dispositive power 154,602
11.	Aggregate amount beneficially owned by each reporting person 154,602
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.3%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 2,787,257
	8.	Shared voting power 210,937
	9.	Sole dispositive power 2,787,257
	10.	Shared dispositive power 210,937
11.	Aggregate amount beneficially owned by each reporting person 2,998,194
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 5.4%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Natalie N. Congdon Revocable Trust Dated August 29, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 8,767
	8.	Shared voting power 0
	9.	Sole dispositive power 8,767
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 8,767
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.02%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon, Jr.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 1,780,886
	8.	Shared voting power 999,339
	9.	Sole dispositive power 1,780,886
	10.	Shared dispositive power 999,339
11.	Aggregate amount beneficially owned by each reporting person 2,780,225
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 5.0%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Susan C. Terry
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 816,261
	8.	Shared voting power 0
	9.	Sole dispositive power 816,261
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 816,261
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 1.5%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons Jeffrey W. Congdon
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 2,067,491
	8.	Shared voting power 999,339
	9.	Sole dispositive power 2,067,491
	10.	Shared dispositive power 999,339
11.	Aggregate amount beneficially owned by each reporting person 3,066,830
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 5.5%
14.	Type of reporting person (see instructions) IN

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr. Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 354,574
	8.	Shared voting power 0
	9.	Sole dispositive power 354,574
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 354,574
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Mark Ross Congdon Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 354,826
	8.	Shared voting power 0
	9.	Sole dispositive power 354,826
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 354,826
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Peter Whitefield Congdon Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 328,093
	8.	Shared voting power 0
	9.	Sole dispositive power 328,093
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 328,093
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Michael Davis Congdon Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 332,461
	8.	Shared voting power 0
	9.	Sole dispositive power 332,461
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 332,461
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Mary Evelyn Congdon Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 332,459
	8.	Shared voting power 0
	9.	Sole dispositive power 332,459
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 332,459
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 342,372
	8.	Shared voting power 0
	9.	Sole dispositive power 342,372
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 342,372
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 331,845
	8.	Shared voting power 0
	9.	Sole dispositive power 331,845
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 331,845
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100
1.	Names of reporting persons John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Source of funds (see instructions) N/A
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or place of organization Virginia
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 325,122
	8.	Shared voting power 0
	9.	Sole dispositive power 325,122
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 325,122
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13.	Percent of class represented by amount in Row (11) 0.6%
14.	Type of reporting person (see instructions) OO

CUSIP No. 679580100

Item 1.	Security and Issuer

This statement relates to the shares of common stock, $0.10 par value per share (the “Common Stock”), of Old Dominion Freight Line, Inc., a Virginia corporation (the “Company”). The principal executive offices of the Company are located at 500 Old Dominion Way, Thomasville, NC 27360.

Item 2.	Identity and Background

(a)-(c), (f) This statement is being filed jointly by (i) Earl E. Congdon, as trustee of the Earl E. Congdon Revocable Trust; (ii) David S. Congdon, as trustee of the David S. Congdon Revocable Trust and the Audrey L. Congdon Irrevocable Trust Number Two Dated May 28, 2004 and as custodian for Ashlyn L. Congdon; (iii) Marilyn M. Congdon, as trustee of the Marilyn Marie Congdon Revocable Declaration of Trust; (iv) Kathryn L. Congdon, as trustee of the Kathryn Leigh Congdon Revocable Declaration of Trust; (v) Helen S. Congdon; (vi) Audrey L. Congdon, as trustee of the Audrey L. Congdon Revocable Trust and as co-trustee of the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 and the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; (vii) the Audrey L. Congdon Irrevocable Trust Number Two Dated May 28, 2004; (viii) John B. Yowell, as co-trustee of the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 and the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; (ix) the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; (x) the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; (xi) Karen C. Pigman, as trustee of the Karen C. Pigman Revocable Trust; (xii) Melissa A. Penley, as trustee of the Melissa A. Penley Revocable Trust; (xiii) Matthew A. Penley, as trustee of the Matthew A. Penley Revocable Trust; (xiv) Mark A. Penley, as trustee of the Mark A. Penley Revocable Trust; (xv) John R. Congdon, as trustee of the John R. Congdon Revocable Trust and the Natalie N. Congdon Revocable Trust Dated August 29, 1991; (xvi) the Natalie N. Congdon Revocable Trust Dated August 29, 1991; (xvii) John R. Congdon, Jr., as trustee of the John R. Congdon, Jr. Revocable Trust, the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr. Dated January 2, 1991 and the John R. Congdon Trust for Mark Ross Congdon Dated January 2, 1991 and as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991, the John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991 and the John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991; (xviii) Susan C. Terry, as trustee of the Susan C. Terry Revocable Trust; (xix) Jeffrey W. Congdon, as trustee of the Jeffrey W. Congdon Revocable Trust, the John R. Congdon Trust for Peter Whitefield Congdon Dated January 2, 1991, the John R. Congdon Trust for Michael Davis Congdon Dated January 2, 1991 and the John R. Congdon Trust for Mary Evelyn Congdon Dated January 2, 1991 and as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991, the John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991 and the John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991; (xx) the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr. Dated January 2, 1991; (xxi) the John R. Congdon Trust for Mark Ross Congdon Dated January 2, 1991; (xxii) the John R. Congdon Trust for Peter Whitefield Congdon Dated January 2, 1991; (xxiii) the John R. Congdon Trust for Michael Davis Congdon Dated January 2, 1991; (xxiv) the John R. Congdon Trust for Mary Evelyn Congdon Dated January 2, 1991; (xxv) the John R.

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Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991; (xxvi) the John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991 and (xxvii) the John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991 (collectively, the “Filing Group”).

Earl E. Congdon is a United States citizen whose address is 500 Old Dominion Way, Thomasville, NC 27360. He is a director and the Executive Chairman of the Company. Earl E. Congdon is the brother of John R. Congdon and the father of David S. Congdon, Audrey L. Congdon and Karen C. Pigman and the father-in-law of John B. Yowell. As of August 30, 2010, Earl E. Congdon has sole voting and dispositive power with respect to 30,681 shares of Common Stock held in his 401(k) plan, 1,227,422 shares held as trustee of the Earl E. Congdon Revocable Trust and 833,334 shares held as trustee of the Earl E. Congdon Grantor Retained Annuity Trust – 2010. He shares voting and dispositive power with respect to 210,937 shares of Common Stock owned by the 1998 Earl E. Congdon Family Trust. Earl E. Congdon’s wife beneficially owns directly and indirectly an additional 521,437 shares of Common Stock, and the Earl E. Congdon GRAT Remainder Trust beneficially owns directly an additional 430,651 shares of Common Stock, with respect to all of which shares Earl E. Congdon disclaims beneficial ownership.

David S. Congdon is a United States citizen whose address is 500 Old Dominion Way, Thomasville, NC 27360. He is a director and the President and Chief Executive Officer of the Company. David S. Congdon is the son of Earl E. Congdon, the brother of Audrey L. Congdon and Karen C. Pigman, the husband of Helen S. Congdon and the father of Marilyn M. Congdon, Kathryn L. Congdon and Ashlyn L. Congdon. As of August 30, 2010, David S. Congdon has sole voting and dispositive power with respect to 44,367 shares of Common Stock, 32,571 shares held in his 401(k) plan, 726,742 shares held as trustee of the David S. Congdon Revocable Trust, 150,000 shares held as trustee of the David S. Congdon February 2010 Grantor Retained Annuity Trust, 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Marilyn Congdon, 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Kathryn Congdon, 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Ashlyn Congdon, 154,602 shares held as custodian for Ashlyn L. Congdon and 47,083 shares held as trustee of the Audrey L. Congdon Irrevocable Trust Number Two Dated May 28, 2004. He shares voting and dispositive power with respect to 430,651 shares held as co-trustee of the Earl E. Congdon GRAT Remainder Trust, 63,750 shares held by Helen S. Congdon, 418,551 shares held by Helen S. Congdon as trustee of the David S. Congdon Irrevocable Trust #1, 37,050 shares held by Helen S. Congdon as trustee of the David S. Congdon Irrevocable Trust #2, 154,602 shares held by Marilyn M. Congdon as trustee of the Marilyn Marie Congdon Revocable Declaration of Trust and 154,602 shares held by Kathryn L. Congdon as trustee of the Kathryn Leigh Congdon Revocable Declaration of Trust.

Marilyn M. Congdon is a United States citizen whose address is 500 Old Dominion Way, Thomasville, NC 27360. She is a homemaker. Marilyn M. Congdon is the daughter of David S. Congdon and Helen S. Congdon and the sister of Kathryn L. Congdon and Ashlyn L. Congdon. As of August 30, 2010, the Marilyn Marie Congdon Revocable Declaration of Trust beneficially owns 154,602 shares of Common Stock. Although Marilyn M. Congdon, as trustee, has sole

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voting and dispositive power over those shares, her beneficial ownership is shown in this Schedule 13D as shared with David S. Congdon.

Kathryn L. Congdon is a United States citizen whose address is 500 Old Dominion Way, Thomasville, NC 27360. She is a homemaker. Kathryn L. Congdon is the daughter of David S. Congdon and Helen S. Congdon and the sister of Marilyn M. Congdon and Ashlyn L. Congdon. As of August 30, 2010, the Kathryn Leigh Congdon Revocable Declaration of Trust beneficially owns 154,602 shares of Common Stock. Although Kathryn L. Congdon, as trustee, has sole voting and dispositive power over those shares, her beneficial ownership is shown in this Schedule 13D as shared with David S. Congdon.

Helen S. Congdon is a United States citizen whose address is 500 Old Dominion Way, Thomasville, NC 27360. She is a homemaker. Helen S. Congdon is the wife of David S. Congdon and the mother of Marilyn M. Congdon, Kathryn L. Congdon and Ashlyn L. Congdon. As of August 30, 2010, Helen S. Congdon owns 63,750 shares of Common Stock, 418,551 shares as trustee of the David S. Congdon Irrevocable Trust #1 and 37,050 shares as trustee of the David S. Congdon Irrevocable Trust #2. Although Helen S. Congdon has sole voting and dispositive power over these shares, her beneficial ownership is shown in this Schedule 13D as shared with David S. Congdon.

Audrey L. Congdon is a United States citizen whose address is 606 Hillcrest Drive, High Point, NC 27262. She is a homemaker. Audrey L. Congdon is the daughter of Earl E. Congdon, the sister of David S. Congdon and Karen C. Pigman, the wife of John B. Yowell and the mother of Seth M. Yowell and Megan E. Yowell. As of August 30, 2010, Audrey L. Congdon has sole voting and dispositive power with respect to 75,798 shares of Common Stock held as trustee of the Karen C. Pigman Irrevocable Trust Number One, 130,975 shares held as trustee of the Melissa Penley Trust #1, 130,974 shares held as trustee of the Matthew Penley Trust #1, 130,972 shares held as trustee of the Mark Penley Trust #1 and 163,626 shares held as trustee of the Karen C. Pigman February 2009 Grantor Retained Annuity Trust. She shares voting and investment control over 154,602 shares held as co-trustee of the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010, 154,602 shares held as co-trustee of the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 and 430,651 shares held as co-trustee of the Earl E. Congdon GRAT Remainder Trust. She has sole voting and dispositive power over 8,929 shares held directly, 846,225 shares held as trustee of the Audrey Lee Congdon Revocable Trust, 150,000 shares held as trustee of the Audrey L. Congdon February 2010 Grantor Retained Annuity Trust, 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Megan Yowell and 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Seth Yowell; however, her beneficial ownership of these shares is shown in this Schedule 13D as shared with John B. Yowell. John B. Yowell has sole voting and dispositive power over 104,856 shares held directly, 25,937 shares held in his 401(k) plan and 257,188 shares held as trustee of the Audrey L. Congdon Irrevocable Trust #1; however, his beneficial ownership of these shares is shown in this Schedule 13D as shared with Audrey L. Congdon.

Audrey L. Congdon Irrevocable Trust Number Two Dated May 28, 2004 is a trust established under the laws of the State of North Carolina for the benefit of Audrey L. Congdon

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and has an address of 606 Hillcrest Drive, High Point, NC 27262. David S. Congdon, as trustee, has sole voting and dispositive power over the 47,083 shares of Common Stock held by the trust as of August 30, 2010.

John B. Yowell is a United States citizen whose address is 606 Hillcrest Drive, High Point, NC 27262. He is the Executive Vice President and Chief Operating Officer of the Company. John B. Yowell is the husband of Audrey L. Congdon and the father of Seth M. Yowell and Megan E. Yowell. As of August 30, 2010, John B. Yowell shares voting and investment control over 154,602 shares of Common Stock held as co-trustee of the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 and 154,602 shares held as co-trustee of the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010. He has sole voting and dispositive power over 104,856 shares held directly, 25,937 shares held in his 401(k) plan and 257,188 shares held as trustee of the Audrey L. Congdon Irrevocable Trust #1; however, his beneficial ownership of these shares is shown in this Schedule 13D as shared with Audrey L. Congdon. Audrey L. Congdon has sole voting and dispositive power over 8,929 shares held directly, 846,225 shares held as trustee of the Audrey Lee Congdon Revocable Trust, 150,000 shares held as trustee of the Audrey L. Congdon February 2010 Grantor Retained Annuity Trust, 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Megan Yowell and 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Seth Yowell; however, her beneficial ownership of these shares is shown in this Schedule 13D as shared with John B. Yowell.

Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 is a trust established under the laws of the State of North Carolina for the benefit of Seth Morgan Yowell and has an address of 606 Hillcrest Drive, High Point, NC 27262. Audrey L. Congdon and John B. Yowell, as co-trustees, have shared voting and dispositive power over the 154,602 shares of Common Stock held by the trust as of August 30, 2010.

Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 is a trust established under the laws of the State of North Carolina for the benefit of Megan Elise Yowell and has an address of 606 Hillcrest Drive, High Point, NC 27262. Audrey L. Congdon and John B. Yowell, as co-trustees, have shared voting and dispositive power over the 154,602 shares of Common Stock held by the trust as of August 30, 2010.

Karen C. Pigman is a United States citizen whose address is 65 Beach Road South, Wilmington, NC 28411. She is a homemaker. Karen C. Pigman is the daughter of Earl E. Congdon, the sister of David S. Congdon and Audrey L. Congdon and the mother of Melissa A. Penley, Matthew A. Penley and Mark A. Penley. As of August 30, 2010, Karen C. Pigman has sole voting and dispositive power over 769,961 shares of Common Stock held as trustee of the Karen C. Pigman Revocable Trust, 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Melissa Penley, 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Matthew Penley and 58,198 shares held as trustee of an Irrevocable Trust Agreement fbo Mark Penley. She shares voting and dispositive power with respect to 430,651 shares held as co-trustee of the Earl E. Congdon GRAT Remainder Trust, 154,602 shares held by Melissa A. Penley as trustee of the Melissa A. Penley Revocable Trust, 154,602 shares held by Matthew A.

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Penley as trustee of the Matthew A. Penley Revocable Trust and 154,602 shares held by Mark A. Penley as trustee of the Mark A. Penley Revocable Trust.

Melissa A. Penley is a United States citizen whose address is 65 Beach Road South, Wilmington, NC 28411. She is self-employed as an actress and teacher. Melissa A. Penley is the daughter of Karen C. Pigman and the sister of Matthew A. Penley and Mark A. Penley. As of August 30, 2010, the Melissa A. Penley Revocable Trust beneficially owns 154,602 shares of Common Stock. Although Melissa A. Penley, as trustee, has sole voting and dispositive power over those shares, her beneficial ownership is shown in this Schedule 13D as shared with Karen C. Pigman.

Matthew A. Penley is a United States citizen whose address is 3608 Roy Messer Highway, White Pine, TN 37890. He is employed in sales with the Company at 3608 Roy Messer Highway, White Pine, TN 37890. Matthew A. Penley is the son of Karen C. Pigman and the brother of Melissa A. Penley and Mark A. Penley. As of August 30, 2010, the Matthew A. Penley Revocable Trust beneficially owns 154,602 shares of Common Stock. Although Matthew A. Penley, as trustee, has sole voting and dispositive power over those shares, his beneficial ownership is shown in this Schedule 13D as shared with Karen C. Pigman.

Mark A. Penley is a United States citizen whose address is 65 Beach Road South, Wilmington, NC 28411. He is employed as Fuel Manager of the Company. Mark A. Penley is the son of Karen C. Pigman and the brother of Melissa A. Penley and Matthew A. Penley. As of August 30, 2010, the Mark A. Penley Revocable Trust beneficially owns 154,602 shares of Common Stock. Although Mark A. Penley, as trustee, has sole voting and dispositive power over those shares, his beneficial ownership is shown in this Schedule 13D as shared with Karen C. Pigman.

John R. Congdon is a United States citizen whose address is 7511 Whitepine Road, Richmond, VA 23237. He is a director and the Vice Chairman of the Company and Chairman of the Board of Old Dominion Truck Leasing, Inc. (“Leasing”). John R. Congdon is the brother of Earl E. Congdon and the father of John R. Congdon, Jr., Jeffrey W. Congdon and Susan C. Terry. As of August 30, 2010, John R. Congdon has sole voting and dispositive power with respect to 1,849,171 shares of Common Stock held as trustee of the John R. Congdon Revocable Trust, 108,750 shares held as trustee of the John R. Congdon 2009 GRAT, 820,569 shares held as trustee of the John R. Congdon 2010 GRAT and 8,767 shares held as successor trustee of the Natalie N. Congdon Revocable Trust Dated August 29, 1991. He shares voting and dispositive power with respect to 210,937 shares of Common Stock owned by the 1998 Earl E. Congdon Family Trust.

Natalie N. Congdon Revocable Trust Dated August 29, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Natalie N. Congdon and has an address of 7511 Whitepine Road, Richmond, VA 23237. John R. Congdon, as the successor trustee of the trust after the death of Natalie Congdon, has sole voting and dispositive power over the 8,767 shares of Common Stock held by the trust as of August 30, 2010.

CUSIP No. 679580100

John R. Congdon, Jr. is a United States citizen whose address is 7511 Whitepine Road, Richmond, VA 23237. He is a director of the Company and Vice Chairman of the Board of Directors of Leasing. John R. Congdon, Jr. is the son of John R. Congdon, the brother of Susan C. Terry and Jeffrey W. Congdon and the father of Mary Evelyn Congdon, Peter Whitefield Congdon and Michael Davis Congdon. As of August 30, 2010, John R. Congdon, Jr. has sole voting and dispositive power with respect to 75,000 shares of Common Stock held as trustee of the John R. Congdon, Jr. 2009 GRAT, 37,500 shares held as trustee of the John R. Congdon, Jr. 2010 GRAT #1, 37,500 shares held as trustee of the John R. Congdon, Jr. 2010 GRAT #2, 921,486 shares held as trustee of the John R. Congdon, Jr. Revocable Trust, 354,826 shares held as trustee of the John R. Congdon Trust for Mark Ross Congdon Dated January 2, 1991 and 354,574 shares held as trustee of the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr. Dated January 2, 1991. He shares voting and dispositive power with respect to 342,372 shares held as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991, 331,845 shares held as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991 and 325,122 shares held as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991.

Susan C. Terry is a United States citizen whose address is 7511 Whitepine Road, Richmond, VA 23237. She is a homemaker. Susan C. Terry is the daughter of John R. Congdon, the sister of John R. Congdon, Jr. and Jeffrey W. Congdon and the mother of Kathryn Lawson Terry, Nathaniel Everett Terry and Hunter Andrew Terry. As of August 30, 2010, Susan C. Terry has sole voting and dispositive power with respect to 816,261 shares of Common Stock held as trustee of the Susan C. Terry Revocable Trust.

Jeffrey W. Congdon is a United States citizen whose address is 7511 Whitepine Road, Richmond, VA 23237. Jeffrey W. Congdon is the President of Leasing. He is the son of John R. Congdon, the brother of Susan C. Terry and John R. Congdon, Jr. and the father of Mark Ross Congdon and Jeffrey Whitefield Congdon, Jr. As of August 30, 2010, Jeffrey W. Congdon has sole voting and dispositive power with respect to 75,000 shares of Common Stock held as trustee of the Jeffrey W. Congdon 2009 GRAT, 37,500 shares held as trustee of the Jeffrey W. Congdon 2010 GRAT #1, 37,500 shares held as trustee of the Jeffrey W. Congdon 2010 GRAT #2, 924,478 shares held as trustee of the Jeffrey W. Congdon Revocable Trust, 332,459 shares held as trustee of the John R. Congdon Trust for Mary Evelyn Congdon Dated January 2, 1991, 328,093 shares held as trustee of the John R. Congdon Trust for Peter Whitefield Congdon Dated January 2, 1991 and 332,461 shares held as trustee of the John R. Congdon Trust for Michael Davis Congdon Dated January 2, 1991. He shares voting and dispositive power with respect to 342,372 shares held as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991, 331,845 shares held as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991 and 325,122 shares held as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991.

John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr. Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Jeffrey Whitefield Congdon, Jr. and has an address of 7511 Whitepine Road, Richmond, VA 23237.

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John R. Congdon, Jr., as trustee, has sole voting and dispositive power over the 354,374 shares of Common Stock held by the trust as of August 30, 2010.

John R. Congdon Trust for Mark Ross Congdon Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Mark Ross Congdon and has an address of 7511 Whitepine Road, Richmond, VA 23237. John R. Congdon, Jr, as trustee, has sole voting and dispositive power over the 354,826 shares of Common Stock held by the trust as of August 30, 2010.

John R. Congdon Trust for Peter Whitefield Congdon Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Peter Whitefield Congdon and has an address of 7511 Whitepine Road, Richmond, VA 23237. Jeffrey W. Congdon, as trustee, has sole voting and dispositive power over the 328,093 shares of Common Stock held by the trust as of August 30, 2010.

John R. Congdon Trust for Michael Davis Congdon Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Michael Davis Congdon and has an address of 7511 Whitepine Road, Richmond, VA 23237. Jeffrey W. Congdon, as trustee, has sole voting and dispositive power over the 332,461 shares of Common Stock held by the trust as of August 30, 2010.

John R. Congdon Trust for Mary Evelyn Congdon Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Mary Evelyn Congdon and has an address of 7511 Whitepine Road, Richmond, VA 23237. Jeffrey W. Congdon, as trustee, has sole voting and dispositive power over the 332,459 shares of Common Stock held by the trust as of August 30, 2010.

John R. Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Kathryn Lawson Terry and has an address of 7511 Whitepine Road, Richmond, VA 23237. Jeffrey W. Congdon and John R. Congdon, Jr., as co-trustees, have shared voting and dispositive power over the 342,372 shares of Common Stock held by the trust as of August 30, 2010.

John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Nathaniel Everett Terry and has an address of 7511 Whitepine Road, Richmond, VA 23237. Jeffrey W. Congdon and John R. Congdon, Jr., as co-trustees, have shared voting and dispositive power over the 331,845 shares of Common Stock held by the trust as of August 30, 2010.

John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991 is a trust established under the laws of the Commonwealth of Virginia for the benefit of Hunter Andrew Terry and has an address of 7511 Whitepine Road, Richmond, VA 23237. Jeffrey W. Congdon and John R. Congdon, Jr., as co-trustees, have shared voting and dispositive power over the 325,122 shares of Common Stock held by the trust as of August 30, 2010.

CUSIP No. 679580100

The principal business of the Company, a leading less-than-truckload (“LTL”), non-union motor carrier, is to provide regional, inter-regional and national LTL service and value-added logistics services from a single integrated organization. The principal executive offices of the Company are located at 500 Old Dominion Way, Thomasville, NC 27360. The principal business of Leasing is to purchase and lease tractors, trailers and other vehicles. The principal executive offices of Leasing are 7511 Whitepine Road, Richmond, VA 23237.

During the last five years, no member of the Filing Group has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, no member of the Filing Group has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in the member of the Filing Group being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.	Source and Amount of Funds or Other Consideration

The Filing Group was not formed to make any purchases of Common Stock, and the Filing Group has no present intention to make any such purchases. As explained in Item 4, below, the Filing Group was formed to facilitate certain sales of Common Stock by members of the Filing Group. The existing shares of Common Stock owned by each member of the Filing Group were acquired by gift from the Company’s founders and other family members, by open market and 401(k) plan purchases and by stock splits.

This statement does not report the acquisition of any additional shares of Common Stock by any member of the Filing Group except insofar as any of the members of the Filing Group may be deemed for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Act”), to have acquired beneficial ownership of the shares of Common Stock held by any other member of the Filing Group. As such, there is no use of funds or other consideration to report on this statement.

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Item 4.	Purpose of the Transaction

The Filing Group, consisting of members of the Congdon family and trusts under their control, formed a group to facilitate the sale of a portion of their holdings of Common Stock. These sales of Common Stock are intended to diversify each individual family member’s holdings and to help meet estate and tax planning goals.

On August 30, 2010, the members of the Filing Group, or trusts of which members of the Filing Group are trustees or co-trustees, adopted individual pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Act (collectively the “10b5-1 Plans”). Rule 10b5-1 allows directors, officers and other persons who are not in possession of material, non-public information to establish stock trading plans for the orderly sale of predetermined amounts of securities over a specified period of time at predetermined prices. Pursuant to the 10b5-1 Plans, the members of the Filing Group may sell up to an aggregate of 2,236,300 shares of Common Stock between September 13, 2010 and December 31, 2010. As of August 30, 2010, the Filing Group beneficially owned 17,723,651 shares of Common Stock, representing 31.7% of the total number of outstanding shares of Common Stock. Assuming that the maximum number of shares of Common Stock that may be sold pursuant to the 10b5-1 Plans is sold by the Filing Group (2,236,300 shares), the Filing Group would beneficially own 27.7% of the Company’s outstanding Common Stock as of December 31, 2010. There is no guarantee as to the exact number of shares, if any, that will be sold pursuant to the 10b5-1 Plans.

Except as set forth herein, the Filing Group does not have any present plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of the instructions to this Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer

Earl E. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 2,302,374

Percentage: 4.1%

(b)	Sole power to vote or direct the vote: 2,091,437

Shared power to vote or direct the vote: 210,937

Sole power to dispose or direct the disposition: 2,091,437

Shared power to dispose or direct the disposition: 210,937

(c)	None.

(d)	None.

(e)	Not applicable.

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David S. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 2,589,165

Percentage: 4.6%

(b)	Sole power to vote or direct the vote: 1,329,959

Shared power to vote or direct the vote: 1,259,206

Sole power to dispose or direct the disposition: 1,329,959

Shared power to dispose or direct the disposition: 1,259,206

(c)	None.

(d)	None.

(e)	Not applicable.

Marilyn M. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 154,602

Percentage: 0.3%

(b)	Sole power to vote or direct the vote: 0

Shared power to vote or direct the vote: 154,602

Sole power to dispose or direct the disposition: 0

Shared power to dispose or direct the disposition: 154,602

(c)	None.

(d)	None.

(e)	Not applicable.

Kathryn L. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 154,602

Percentage: 0.3%

(b)	Sole power to vote or direct the vote: 0

Shared power to vote or direct the vote: 154,602

Sole power to dispose or direct the disposition: 0

Shared power to dispose or direct the disposition: 154,602

(c)	None.

(d)	None.

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(e)	Not applicable.

Helen S. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 519,351

Percentage: 0.9%

(b)	Sole power to vote or direct the vote: 0

Shared power to vote or direct the vote: 519,351

Sole power to dispose or direct the disposition: 0

Shared power to dispose or direct the disposition: 519,351

(c)	None.

(d)	None.

(e)	Not applicable.

Audrey L. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 2,881,731

Percentage: 5.2%

(b)	Sole power to vote or direct the vote: 632,345

Shared power to vote or direct the vote: 2,249,386

Sole power to dispose or direct the disposition: 632,345

Shared power to dispose or direct the disposition: 2,249,386

(c)	None.

(d)	None.

(e)	Not applicable.

Audrey L. Congdon Irrevocable Trust Number Two Dated May 28, 2004

(a)	Aggregate number of shares of Common Stock beneficially owned: 47,083

Percentage: 0.1%

(b)	Sole power to vote or direct the vote: 47,083

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 47,083

Shared power to dispose or direct the disposition: 0

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(c)	None.

(d)	None.

(e)	Not applicable.

John B. Yowell

(a)	Aggregate number of shares of Common Stock beneficially owned: 1,818,735

Percentage: 3.3%

(b)	Sole power to vote or direct the vote: 0

Shared power to vote or direct the vote: 1,818,735

Sole power to dispose or direct the disposition: 0

Shared power to dispose or direct the disposition: 1,818,735

(c)	None.

(d)	None.

(e)	Not applicable.

Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

(a)	Aggregate number of shares of Common Stock beneficially owned: 154,602

Percentage: 0.3%

(b)	Sole power to vote or direct the vote: 154,602

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 154,602

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

(a)	Aggregate number of shares of Common Stock beneficially owned: 154,602

Percentage: 0.3%

(b)	Sole power to vote or direct the vote: 154,602

Shared power to vote or direct the vote: 0

CUSIP No. 679580100

Sole power to dispose or direct the disposition: 154,602

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

Karen C. Pigman

(a)	Aggregate number of shares of Common Stock beneficially owned: 1,839,012

Percentage: 3.3%

(b)	Sole power to vote or direct the vote: 944,555

Shared power to vote or direct the vote: 894,457

Sole power to dispose or direct the disposition: 944,555

Shared power to dispose or direct the disposition: 894,457

(c)	None.

(d)	None.

(e)	Not applicable.

Melissa A. Penley

(a)	Aggregate number of shares of Common Stock beneficially owned: 154,602

Percentage: 0.3%

(b)	Sole power to vote or direct the vote: 0

Shared power to vote or direct the vote: 154,602

Sole power to dispose or direct the disposition: 0

Shared power to dispose or direct the disposition: 154,602

(c)	None.

(d)	None.

(e)	Not applicable.

Matthew A. Penley

(a)	Aggregate number of shares of Common Stock beneficially owned: 154,602

Percentage: 0.3%

CUSIP No. 679580100

(b)	Sole power to vote or direct the vote: 0

Shared power to vote or direct the vote: 154,602

Sole power to dispose or direct the disposition: 0

Shared power to dispose or direct the disposition: 154,602

(c)	None.

(d)	None.

(e)	Not applicable.

Mark A. Penley

(a)	Aggregate number of shares of Common Stock beneficially owned: 154,602

Percentage: 0.3%

(b)	Sole power to vote or direct the vote: 0

Shared power to vote or direct the vote: 154,602

Sole power to dispose or direct the disposition: 0

Shared power to dispose or direct the disposition: 154,602

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 2,998,194

Percentage: 5.4%

(b)	Sole power to vote or direct the vote: 2,787,257

Shared power to vote or direct the vote: 210,937

Sole power to dispose or direct the disposition: 2,787,257

Shared power to dispose or direct the disposition: 210,937

(c)	None.

(d)	None.

(e)	Not applicable.

CUSIP No. 679580100

Natalie N. Congdon Revocable Trust Dated August 29, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 8,767

Percentage: 0.02%

(b)	Sole power to vote or direct the vote: 8,767

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 8,767

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon, Jr.

(a)	Aggregate number of shares of Common Stock beneficially owned: 2,780,225

Percentage: 5.0%

(b)	Sole power to vote or direct the vote: 1,780,886

Shared power to vote or direct the vote: 999,339

Sole power to dispose or direct the disposition: 1,780,886

Shared power to dispose or direct the disposition: 999,339

(c)	None.

(d)	None.

(e)	Not applicable.

Susan C. Terry

(a)	Aggregate number of shares of Common Stock beneficially owned: 816,261

Percentage: 1.5%

(b)	Sole power to vote or direct the vote: 816,261

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 816,261

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

CUSIP No. 679580100

(e)	Not applicable.

Jeffrey W. Congdon

(a)	Aggregate number of shares of Common Stock beneficially owned: 3,066,830

Percentage: 5.5%

(b)	Sole power to vote or direct the vote: 2,067,491

Shared power to vote or direct the vote: 999,339

Sole power to dispose or direct the disposition: 2,067,491

Shared power to dispose or direct the disposition: 999,339

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr. Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 354,574

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 354,574

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 354,574

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Mark Ross Congdon Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 354,826

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 354,826

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 354,826

Shared power to dispose or direct the disposition: 0

CUSIP No. 679580100

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Peter Whitefield Congdon Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 328,093

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 328,093

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 328,093

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Michael Davis Congdon Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 332,461

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 332,461

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 332,461

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Mary Evelyn Congdon Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 332,459

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 332,459

CUSIP No. 679580100

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 332,459

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Kathryn Lawson Terry Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 342,372

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 342,372

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 342,372

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Nathaniel Everett Terry Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 331,845

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 331,845

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 331,845

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

John R. Congdon Trust for Hunter Andrew Terry Dated January 2, 1991

(a)	Aggregate number of shares of Common Stock beneficially owned: 325,122

CUSIP No. 679580100

Percentage: 0.6%

(b)	Sole power to vote or direct the vote: 325,122

Shared power to vote or direct the vote: 0

Sole power to dispose or direct the disposition: 325,122

Shared power to dispose or direct the disposition: 0

(c)	None.

(d)	None.

(e)	Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than the Joint Filing Agreement filed as Exhibit 1 to this statement, the 10b5-1 Plans described in Item 4 above, the form of which is filed as Exhibit 3 to this statement, and the various trusts established for the benefit of members of the Filing Group and their families, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the members of the Filing Group and between such members of the Filing Group and any person with respect to any securities of the Company, including but not limited to transfer or voting any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

See Items 1 and 2 above regarding disclosure of the relationships between members of the Filing Group, which disclosure is incorporated herein by reference.

Item 7.	Material to be filed as Exhibits

Exhibit No.	Description

1	Joint Filing Agreement, dated September 9, 2010, between and among the members of the Filing Group, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

2	Power of Attorney executed by the members of the Filing Group authorizing Joel B. McCarty, Jr., J. Wes Frye, John P. Booker, III and Alice G. Gibson, and each of them, to sign and file Schedule 13D and related documents and amendments thereto on behalf of each person or entity who executed such Power of Attorney.

3	Form of Rule 10b5-1 Sales Plan between Stifel, Nicolaus & Company, Incorporated and the members of the Filing Group, or

CUSIP No. 679580100

trusts of which members of the Filing Group are trustees or co-trustees.

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 9, 2010

EARL E. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
Earl E. Congdon

DAVID S. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
David S. Congdon

MARILYN M. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
Marilyn M. Congdon

KATHRYN L. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
Kathryn L. Congdon

HELEN S. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
Helen S. Congdon

AUDREY L. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
Audrey L. Congdon

AUDREY L. CONGDON IRREVOCABLE TRUST NUMBER TWO DATED MAY 28, 2004

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
David S. Congdon, Trustee

CUSIP No. 679580100

JOHN B. YOWELL

/s/ Joel B. McCarty, Jr., by Power of Attorney
John B. Yowell

SETH MORGAN YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Audrey L. Congdon, Co-Trustee

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John B. Yowell, Co-Trustee

MEGAN ELISE YOWELL IRREVOCABLE INTER VIVOS TRUST AUGUST 25, 2010

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Audrey L. Congdon, Co-Trustee

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John B. Yowell, Co-Trustee

KAREN C. PIGMAN

/s/ Joel B. McCarty, Jr., by Power of Attorney
Karen C. Pigman

MELISSA A. PENLEY

/s/ Joel B. McCarty, Jr., by Power of Attorney
Melissa A. Penley

MATTHEW A. PENLEY

/s/ Joel B. McCarty, Jr., by Power of Attorney
Matthew A. Penley

MARK A. PENLEY

/s/ Joel B. McCarty, Jr., by Power of Attorney
Mark A. Penley

CUSIP No. 679580100

JOHN R. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon

NATALIE N. CONGDON REVOCABLE TRUST DATED AUGUST 29, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon, Trustee

JOHN R. CONGDON, JR.

/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon, Jr.

SUSAN C. TERRY

/s/ Joel B. McCarty, Jr., by Power of Attorney
Susan C. Terry

JEFFREY W. CONGDON

/s/ Joel B. McCarty, Jr., by Power of Attorney
Jeffrey W. Congdon

JOHN R. CONGDON TRUST FOR JEFFREY WHITEFIELD CONGDON, JR. DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon, Jr., Trustee

JOHN R. CONGDON TRUST FOR MARK ROSS CONGDON DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon, Jr., Trustee

JOHN R. CONGDON TRUST FOR PETER WHITEFIELD CONGDON DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Jeffrey W. Congdon, Trustee

CUSIP No. 679580100

JOHN R. CONGDON TRUST FOR MICHAEL DAVIS CONGDON DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR MARY EVELYN CONGDON DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR KATHRYN LAWSON TERRY DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon, Jr., Co-Trustee

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Jeffrey W. Congdon, Co-Trustee

JOHN R. CONGDON TRUST FOR NATHANIEL EVERETT TERRY DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon, Jr., Co-Trustee

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Jeffrey W. Congdon, Co-Trustee

JOHN R. CONGDON TRUST FOR HUNTER ANDREW TERRY DATED JANUARY 2, 1991

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
John R. Congdon, Jr., Co-Trustee

By:	/s/ Joel B. McCarty, Jr., by Power of Attorney
Jeffrey W. Congdon, Co-Trustee

CUSIP No. 679580100

EXHIBIT INDEX

Exhibit No.	Description

1	Joint Filing Agreement, dated September 9, 2010, between and among the members of the Filing Group, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

2	Power of Attorney executed by the members of the Filing Group authorizing Joel B. McCarty, Jr., J. Wes Frye, John P. Booker, III and Alice G. Gibson, and each of them, to sign and file Schedule 13D and related documents and amendments thereto on behalf of each person or entity who executed such Power of Attorney.

3	Form of Rule 10b5-1 Sales Plan between Stifel, Nicolaus & Company, Incorporated and the members of the Filing Group, or trusts of which members of the Filing Group are trustees or co-trustees